Exhibit 10.1

CONFIDENTIAL

Execution Copy

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement is entered into as of this               (the “Effective Date”) by and between Acusphere, Inc. (the “Company”), and                            (the “Employee”).

WHEREAS, the Company considers it consistent with the best interests of the Company’s stockholders to foster the continuous at-will employment of key management personnel in order to prevent the departure or distraction of management personnel to the detriment of the Company and its stockholders.

WHEREAS, the Company desires to provide members of the Company’s management, including the Employee, with an incentive to continue their respective at-will employment and to maximize the value of the Company for the benefit of the Company’s stockholders.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the Employee and the Company agree as follows:

1.             Definitions.  As used in this Agreement, the following terms shall have meanings set forth herein:

(a)           A termination for “Cause” means a termination of the Employee’s employment by the Company or any successor company for one or more of the following reasons:

(i)            the substantial and continuing failure or refusal of the Employee, after written notice thereof, to reasonably attempt to perform his or her job duties and responsibilities (other than failure or refusal resulting from incapacity due to physical disability or mental illness) which failure or refusal is committed in bad faith and is not in the best interest of the Company;

(ii)           gross negligence, willful misconduct or material breach of fiduciary duty to the Company;

(iii)          the willful commission of an act of embezzlement, misappropriation or fraud;

(iv)          deliberate and willful disregard of the written rules or policies of the Company which results in a material and substantial loss, damage or injury to the Company;

(v)           the unauthorized, deliberate and willful disclosure of any material confidential, proprietary and/or trade secret information of the Company or its customers which disclosure is committed in bad faith and is not in the best interest of the Company;

(vi)          the willful and deliberate commission of an act which induces any customer, supplier, employee or consultant to adversely and substantially amend or terminate their relationship with the Company which act is committed in bad faith and is not in the best interest of the Company; or

(vii)         the conviction of, or plea of nolo contendere by the Employee, to a crime involving a felony of moral turpitude.

(b)           “Good Reason” means:

(i)            a reduction in the Employee’s then-current annual base salary or bonus opportunity or benefits (other than in connection with a salary adjustment generally applicable to similarly situated employees); or

(ii)           any failure to offer the Employee the same level of benefits offered to similarly situated employees; or

(iii)          the failure to pay the Employee any portion of his or her current base salary, bonus or benefits within twenty (20) days of the date such compensation is due, based upon the payment terms currently in effect; or

(iv)          the material breach by the Company of this Agreement or of the Offer Letter after receipt of written notice from the Employee and the failure of Company to cure the breach within (30) days of such notice.

(c)           “Good Reason Following A Change Of Control” means and includes the actions by the Company set out in Section 1 (b) (i)-(iv) above as well as the following additional actions, one or more of which takes place within one year after a Change of Control (as defined below) or within the period which begins six months prior to the first public comment by the Company regarding such Change of Control and ends upon a Change of Control:

(i) a significant diminution in the Employee’s duties, title, office, staff or responsibilities; or

(ii) the relocation of the Employee’s primary business location to a location that increases the Employee’s commute by more than thirty miles compared to the commute of the Employee to the Employee’s then-current primary business location.

(d)           “Permanent Disability” means that (i) the Employee has been incapacitated by mental or physical injury or illness so as to be prevented thereby from engaging in the performance of the Employee’s duties, (ii) such incapacity has continued for a period of six (6) consecutive months, and (iii) such incapacity will, in the opinion of a qualified physician, selected by Company and approved by Employee, be permanent and continuous during the remainder of the Employee’s life.

(e)           “Change of Control” means (i) a sale by the Company of all or substantially all of its business or assets or (ii) a reorganization, merger or consolidation of the Company whereby the stockholders of the outstanding voting stock of the Company immediately prior to the transaction hold less than a majority of votes of the outstanding stock of the entity surviving such transaction, or (iii) the transfer, in a single transaction or series of transactions, of a majority of the outstanding voting stock of the Company to a single purchaser or group of related purchasers, or (iv) individuals who, as of the date of this Agreement, constitute the Board of Directors (the “Board”) of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to the date of this Agreement whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for the purpose, any such individual whose initial assumption of office is in connection with either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; or (v) the Board determines that a Change of Control has occurred.

(f)            “Monthly Base Salary” means the amount calculated by multiplying the employee’s then semi-monthly current gross salary by two (2), or if paid more or less frequently than two times per month, the amount of such current gross salary multiplied by the number of payroll periods in a year divided by twelve (12). For purposes of this calculation, the Employee’s current gross salary shall be the highest amount of such gross salary paid to the Employee during the twelve month period prior to termination of employment.

(g)           “Target Bonus”: means the greater of the potential bonus amount defined in the Company’s management incentive compensation plan at the time of a Change of Control Termination (as defined in Section 2 below) or the potential bonus amount or other financial incentive amount defined in any such management incentive compensation plan applicable to the Employee during the twelve month period preceding a Change of Control.  For employees who earn sales commissions, Target Bonus shall be deemed to equal the average annualized (for any fiscal year consisting of less than twelve months or with respect to which the Employee has been employed by the Company for less than twelve full months) commission paid or payable to the employee by the Company in respect to the lesser of the three fiscal years immediately preceding the Change of Control, or the number of fiscal years in which the Company has instituted a commission plan or the number of full fiscal years for which the Employee has been employed by the Company immediately preceding the fiscal year in which the Change of Control Termination occurs.

2.             Benefits Upon Termination after Change of Control.  If at any time within twelve (12) months after a Change of Control of the Company has occurred or within the period which begins six (6) months prior to the first public comment by the Company regarding the Change of Control and ends upon a Change of Control, the Employee’s employment is terminated either (i) by the Company or any successor company for any reason other than for Cause or the Employee’s Permanent Disability or death or (ii) by the Employee for Good Reason Following A Change of Control,  (such events of termination referred to herein as a “Change of Control Termination”),  and subject to the Employee executing a release in substantially the form attached hereto as Exhibit 1 and the expiration of the applicable revocation period, the Company shall pay or provide the Employee with the following:

(i)            all base salary and accrued but unused vacation up to and through the date of Change of Control Termination shall be paid in accordance with the Company’s normal payroll payment practices as currently in effect;

(ii)           payments by the Company of an aggregate amount equal to the product of the Employee’s then-current Monthly Base Salary multiplied by six (6), which amount shall be paid in a lump sum within 30 days immediately following the date of the Employee’s Change of Control Termination; provided that if in the opinion of the Company, based on advice of counsel or its tax advisors, such payments would be subject to the payment of excise tax under Section 409 A of the Internal Revenue Code of 1986, as amended (the “Code”), such payment shall be made six months and one day after the date of the Employee’s Change of Control Termination, together with interest on the amount so deferred calculated at the prime rate of interest as reported in the Wall Street Journal at the time of such payment (the “Prime Rate”);

(iii)          payments by the Company of an aggregate amount equal to the product of the Employee’s then-current Monthly Base Salary multiplied by the greater of (i) the number of full years (twelve month periods) during which the Employee had been employed by the Company prior to the Change of Control Termination or (ii) six, which amount shall be paid in a lump sum within 30 days following the date of the Employee’s Change of Control Termination;

(iv)          payment by the Company of an amount equal to one times the Employee’s Target Bonus for the year in which the Change of Control occurs, pro rated to cover the portion of the year that elapsed from the start of the calendar year through the date of the Change of Control Termination plus such pro rated amount to cover six (6) months plus the greater of  (i) one month for each full year (twelve month period) during which the Employee has been employed by the Company prior to the Change of Control Termination or (ii) six months, which amount shall be paid in a lump sum within 30 days immediately following the date of the Employee’s Change of Control Termination together with payment of all earned but unpaid bonuses from prior years, if any;

(v)           payment by the Company of the portion of the Employee’s monthly health and dental insurance premium payments customarily paid by the Company for its employees for a period of eighteen (18) months from the date of the

Employee’s termination, provided the Employee elects to continue such health and dental insurance in accordance with the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), has not accepted employment elsewhere from which he or she is eligible to receive similar employer-sponsored insurance and provided that if continuation is not available under the terms and conditions of the Company’s plans, the Company will substitute similar coverage;

(vi)           continuation of coverage under the Company’s life and disability insurance plans, if any, to the extent permitted by applicable law, for a period of eighteen (18) months from the date of the Employee’s termination; provided, however, that in the event such continuation of coverage is not so permitted by applicable law, the Employee acknowledges and agrees that he or she shall not be entitled to any payments in lieu thereof and provided that if continuation is not available under the terms and conditions of the Company’s plans, the Company will substitute similar coverage;

(vii)          the amount of any Company contribution, premium payment or other consideration paid by the Company to, or for, any other welfare plan, retirement plan or profit sharing plan supported by the Company on behalf of its employees in an amount equal to the amount that the Employee would have been eligible to receive or which the Company would have paid on behalf of the Employee had the Employee remained in the employ of the Company for twelve months after the Change of Control;

(viii)         outplacement services from a service provider of Employee’s choice to the Employee at the Company’s expense, up to a maximum expense of $15,000; and

(ix)           the amount of federal, state and local income tax to which the Employee is subject as a result of the Company paying for any insurance premium, outplacement service or retirement benefit hereunder in a form which is judged to be taxable as income to the Employee but would likely not have been subject to taxation had the Employee been in the continued employ of the Company such that the Employee remains “whole” on such payments (including the payments per this paragraph).

In addition to the foregoing, upon any Change of Control Termination, unless at that time Employee elects to forego all or a part of the following described amendments to his/her stock option agreements, all unvested options for Company common stock or unvested restricted stock held by the Employee pursuant to any stock plan or arrangement with the Company shall become immediately vested, and any options held by the Employee under any such plan or arrangement shall be deemed amended so that they are exercisable at any time after the Change of Control Termination and prior to termination of the option agreement in accordance with its terms.

The Employee shall not be required to mitigate the amount of any payment to be paid or provided in this Section 2 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided by this Section 2 be reduced by any compensation earned by the Employee as a result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Employee to the Company, or otherwise.

Notwithstanding the foregoing, if in the opinion of the Company, based on advice of counsel or its tax advisors, any payments owed to the Employee under this Section 2 would be subject to the payment of excise tax under Section 409 A of the Code if paid at the times set forth herein, such payments shall be made six months and one day after the date of the Employee’s termination hereunder, provided that any payments so deferred shall earn interest calculated at the Prime Rate.

3.            Benefits Upon Not For Cause Termination or For Termination With Good Reason.  If at any time the Employee’s employment is terminated by the Company  or any successor company for any reason other than for Cause or the Employee’s Permanent Disability or death or by Employee for Good Reason, and such termination does not constitute a Change of Control Termination under Section 2 above or a Management Buy-Out, (such events of termination referred to herein as a “Not For Cause Termination”), , and subject to the Employee executing a release in substantially the form attached hereto as Exhibit 1 and the expiration of the applicable revocation period, the Company shall pay or provide the Employee with the following:

(i)            all base salary and accrued but unused vacation up to and through the date of Not For Cause Termination shall be paid in accordance with the Company’s normal payroll payment practices as currently in effect;

(ii)           payments by the Company of an aggregate amount equal to the product of the Employee’s then-current Monthly Base Salary, multiplied by six, which amount shall be paid in equal monthly installments on a monthly basis for the six months immediately following the date of the Employee’s Not For Cause Termination; provided that in any event such amount shall be fully paid no later than two and one-half months following the calendar year in which the Employee’s Not For Cause Termination occurs;

(iii)          payments by the Company of an amount equal to the product of the Employee’s then-current Monthly Base Salary, multiplied by the number of full years (twelve month periods) during which the Employee had been employed by the Company prior to the Not For Cause Termination, which amount shall be paid on a monthly basis for the six months immediately following the date of the Employee’s Not For Cause Termination; provided that in any event such amount shall be fully paid no later than thirty (30) days following Employee’s Not For Cause Termination;

(iv)          payment by the Company earned but unpaid bonuses, including commissions, up to the date of Not For Cause Termination;

(v)            payment by the Company of the portion of the Employee’s monthly health and dental insurance premium payments customarily paid by the Company for its employees for a period of eighteen (18) months from the date of the Employee’s termination, provided the Employee elects to continue such health and dental insurance in accordance with the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), has not accepted employment elsewhere from which he or she is eligible to receive similar employer-sponsored insurance, and otherwise remains eligible for such coverage;

(vi)           continuation of coverage under the Company’s life and disability insurance plans, if any, to the extent permitted by applicable law, for a period of eighteen (18) months from the date of the Employee’s termination; provided, however, that in the event such continuation of coverage is not so permitted by applicable law, the Employee acknowledges and agrees that he or she shall not be entitled to any payments in lieu thereof and provided that if such continuation is not available under to terms and conditions of the Company’s plans that the Company will substitute similar coverage from other plan providers for this continuation coverage period;

(vii)          the amount of any Company contribution, premium payment or other consideration paid by the Company to, or for, any other welfare plan, retirement plan or profit sharing plan supported by the Company on behalf of its employees in an amount equal to the amount that the Employee would have been eligible to receive or which that Company would have paid on behalf of the Employee had the Employee remained in the employ of the Company for twelve months after the Change of Control;

(viii)         outplacement services from a service provider of Employee’s choice to the Employee at the Company’s expense, up to a maximum expense of $15,000; and

(ix)           the amount of federal, state and local income tax to which the Employee is subject as a result of the Company paying for any insurance premium, outplacement service or retirement benefit hereunder in a form which is judged to be taxable as current income to the Employee but would likely not have been subject to current taxation had the Employee been in the continued employ of the Company such that the Employee remains “whole” on such payments (including the payments per this paragraph).

The Employee shall not be required to mitigate the amount of any payment to be paid or provided in this Section 3 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided by this Section 3 be reduced by any compensation earned by the Employee as a result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Employee to the Company, or otherwise.  Notwithstanding the foregoing, if in the opinion of the Company, based on advice of counsel or its tax advisors, any payments owed to the Employee under this Section 3 would be subject to the payment of excise tax under Section 409 A of the Code if paid at the times set forth herein, such payments shall be made six months and one day after the date of the Employee’s termination hereunder, provided that any payments so deferred shall earn interest calculated at the Prime Rate.

4.             Benefits Upon Termination For Death or Disability.  If the Employee’s employment is terminated as a result of the Employee’s death or Permanent Disability:

(i)            the Company shall pay the Employee or the Employee’s estate all base salary and accrued but unused vacation up to and through the date of death or disability shall be paid in accordance with the Company’s normal payroll payment practices as currently in effect;

(ii)           the Company shall pay the Employee or the Employee’s estate the amount of any commissions earned through the date of Employee’s death or Permanent Disability and the pro rata portion of any other bonus that would have been payable to the Employee for the year in which such termination occurred, no later than two and one-half months following the end of the calendar year in which the Employee’s termination of employment occurs; and

(iii)          unless at that time the Employee or the Employee’s estate elects to forego all or a part of the following described amendments to his/her stock option agreements, all unvested options for Company common stock or unvested restricted stock held by the Employee pursuant to any stock plan or arrangement with the Company shall become immediately vested, and, subject to the terms of the Company’s stock plan, any options held by the Employee under any such plan or arrangement shall be deemed amended so that they are exercisable prior to termination of the option agreements in accordance with their terms.

5.             At-Will Employment.  The Employee acknowledges and agrees that this Agreement does not in any way modify or limit the at-will nature of the Employee’s employment with the Company.  Nothing in this Agreement should be taken as a limit on payments that may be made to the Employee, as a guarantee of continued employmentor a specific term of employment and,subject to the terms contained herein,  either the Employee or the Company may at all times terminate the Employee’s employment with the Company at any time, for any or no reason, and with or without prior notice.

6.             Withholding; Taxes.  All payments made by the Company under this Agreement shall be subject to and reduced by any federal, state and/or local taxes or other amounts required to be withheld by the Company under any applicable law.

7.             Tax Gross-Up.  If any payment or benefit received or to be received by the Employee pursuant to this Agreement or any other plan, arrangement or agreement including, but not limited to, the acceleration of vesting of options (the “Total Payments”) would constitute (in whole or in part) an “excess parachute payment” within the meaning of Section 280G(b) of the Internal Revenue Code of 1986, as amended (the “Code”), or any payment or benefit made under this Agreement which is deemed to be subject to excise tax imposed by Section 409A of the Code or pursuant to similar provisions of state or local tax codes (which tax cannot be avoided by deferral of such payments for six months and one day as provided in Sections 2 and 3  of this Agreement), then the amount of the payments hereunder shall be grossed-up to the Employee in an amount such that, after payment by the Employee of all payments and taxes (including any interest and penalties imposed with respect to such taxes), including, without limitation, any income and excise taxes (and any interest and payments imposed with respect thereto) and payment by the Employee of all taxes imposed upon the gross-up payment, the Employee retains the amount of the gross-up payment equal to the incremental amount to be paid by the Employee in tax resulting, if any, from the excess parachute payment and taxes.  All determinations required to be made under this Section 8, including whether and when a gross-up payment is required and the amount of such gross-up payment and the assumptions to be utilized in arriving at such determination, shall be made, at the Company’s expense, by Deloitte & Touche (or its successors)(the “Accounting Firm”).

8.             Assignment and Expiration of Agreement.

(a)           The Employee acknowledges and agrees that this Agreement is personal to the Employee and the Employee may not assign any rights or delegate any obligations or duties hereunder; provided that this Agreement shall inure to the benefit of and be enforceable by the Employee and his or her personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees.

(b)           This Agreement, and the rights and obligations of the Company hereunder, shall inure to the benefit of, and shall be binding upon, any successor or assign of the Company or all or substantially all of the business and/or assets of the Company (whether direct or indirect, by merger, purchase, consolidation, operation of law or otherwise) and may be assigned by the Company to any entity that shall succeed to the business and assets of the Company.  As used in this Agreement, “Company” shall mean the Company as defined herein and any successor to the Company or its business and/or assets as aforesaid.

9.             Governing Law.  The Employee and the Company agree that this Agreement shall be interpreted in accordance with and governed by the laws of the Commonwealth of Massachusetts, without regard to any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation to the substantive law of another jurisdiction.

10.           Entire Agreement.  Except for the provisions of any indemnification agreement between the Company and Employee and the terms of any deferred compensation agreement between the Company and Employee, this Agreement shall supersede all prior, concurrent and/or contemporaneous arrangements, whether written or oral, regarding the subject matter of this Agreement; provided, however, that except as specifically set forth herein this Agreement is not intended to and shall not affect, limit or terminate the Employee’s rights under the Company’s stock incentive plans or arrangements and any option grants or other awards made pursuant thereto, entered into by and between the Employee and the Company.

11.           Acknowledgements.  The Employee acknowledges that he or she is not relying and has not relied on any promise, representation or statement made by or on behalf of the Company which is not set forth in this Agreement.

12.           Severability.  If any one or more of the provisions (or any part thereof) of this Agreement shall be declared invalid, illegal or unenforceable to any extent by a court of competent jurisdiction, then the application of such provision in such circumstances shall be modified to permit its enforcement to the maximum extent permitted by law, and both the application of such portion or provision in circumstances other than those as to which it is so declared invalid, illegal or unenforceable and the remainder of this Agreement shall not be affected thereby, and each of the remaining provisions (or any part thereof) shall be valid and enforceable to the fullest extent permitted by law.

13.           Waiver; Modification; Amendment.  No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the party against whom enforcement of the waiver is sought.  Any written waiver shall operate only as to specific term or condition in the specific instance waived.  This Agreement may be modified or amended only by a written instrument signed by the Employee and the Company.

14.           Counterparts.  This Agreement may be executed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

15.           Notices.  All notices hereunder shall be in writing and shall be deemed given when sent by certified or registered mail, postage prepaid, return receipt requested, if to the Employee, to the address shown on the records of the Company, and if to the Company, to the Company’s principal executive offices, attention of the President and/or Chief Executive Officer.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

COMPANY:

ACUSPHERE, INC.

By:
Name: Sherri C. Oberg
Title: President & Chief Executive Officer

EMPLOYEE:

Name:

Exhibit 1

[Insert Name and Address of Employee]

                Re: Executive Employment Agreement and Release

Dear                 :

Reference is made to the Executive Employment Agreement, dated                    , (the “Employment Agreement”) between you and Acusphere, Inc. (the “Company”).  The Employment Agreement provides for certain benefits to be paid to you by the Company under the circumstances set forth therein.  As a condition to obtaining such benefits, and in consideration therefore, you have agreed to execute this letter agreement (this “Agreement”).  With these understandings and in exchange for the promises of you and the Company as set forth below, you and the Company agree as follows.

1.             Employment Status and Final Payments:

(a)           Your termination from employment with the Company will be effective as of             ,                (the “Termination Date”).  As of the Termination Date, your salary will cease, and any entitlement you have or might have under a Company-provided benefit plan, program, contract or practice will terminate, except as required by federal or state law, or as otherwise described in the Employment Agreement.

(b)           You hereby acknowledge that as of the Termination Date, you have been paid, or provision has been made to promptly pay you within the normal payroll cycle of the Company, all wages earned and such other amounts as are provided for in the Employment Agreement including payment for all vacation time accrued but unused as of the Termination Date.

(c)           The Termination Date shall be the date of the “qualifying event” under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and the Company will present you with information on COBRA under separate cover.

2.             Consideration:  The Company will make payments to you and provide you with such other benefits as are set forth in the Employment Agreement [IF APPLICABLE: and in the deferred compensation agreement set forth in writing between you and the Company dated                    (“Deferred Compensation Agreement”)].

3.             Release:  In exchange for the amounts described in the Employment Agreement and other good and valuable consideration, the sufficiency of which is hereby acknowledged, you and your representatives, agents, estate, heirs, successors and assigns, absolutely and unconditionally hereby release, remise, discharge, indemnify and hold harmless the Company Releasees (defined to include the Company and/or any of its parents, subsidiaries or affiliates, predecessors, successors or assigns, and its and their respective current and/or former partners, directors, shareholders/stockholders, officers, employees, attorneys and/or agents, all both individually and in their official capacities), from any and all actions or causes of action, suits, claims, complaints, contracts, liabilities, agreements, promises, contracts, torts, debts, damages, controversies, judgments, rights and demands, whether existing or contingent, known or unknown, suspected or unsuspected, which arise out of your employment with, change in employment status with, and/or separation of employment from, the Company.  This release is intended by you to be all encompassing and to act as a full and total release of any claims, whether specifically enumerated herein or not, that you may have or have had against the Company Releasees arising from conduct occurring up to and through the date of this Agreement, including, but not limited to, any claims arising from any federal, state or local law, regulation or constitution dealing with either employment, employment benefits or employment discrimination such as those laws or regulations concerning discrimination on the basis of race, color, creed, religion, age, sex, sex harassment, sexual orientation, national origin, ancestry, genetic carrier status, handicap or disability, veteran status, any military service or application for military service, or any other category protected under federal or state law or any contract, whether oral or written, express or implied; any tort; any claim for equity or other benefits; or any other statutory and/or common law claim.

4.             Accord and Satisfaction:  The amounts set forth in the Employment Agreement and in any deferred compensation agreement that is set forth in writing between you and the Company shall be complete and unconditional payment, settlement, accord and/or satisfaction with respect to all obligations and liabilities of the Company Releasees to you, including, without limitation, all claims for back wages, salary, vacation pay, draws, incentive pay, bonuses, stock and stock options, commissions, severance pay, reimbursement of expenses, any and all other forms of compensation or benefits, attorney’s fees, or other costs or sums.

5.             [NOTE:  INCLUDE IF EMPLOYEE IS 40 OR OLDER]
Waiver of Rights and Claims Under the Age Discrimination in Employment Act of 1967:

Since you are 40 years of age or older, you are being informed that you have or may have specific rights and/or claims under the Age Discrimination in Employment Act of 1967 (ADEA) and you agree that:

(a)           in consideration for the amounts described in Section 2 of this Agreement, which you are not otherwise entitled to receive, you specifically and voluntarily waive such rights and/or claims under the ADEA you might have against the Company Releases to the extent such rights and/or claims arose prior to the date this Agreement was executed;

(b)           you understand that rights or claims under the ADEA which may arise after the date this Agreement is executed are not waived by you;

(c)           you are advised that you have at least 21 days within which to consider the terms of this Agreement and to consult with or seek advice from an attorney of your choice or any other person of your choosing prior to executing this Agreement;

(d)           you have carefully read and fully understand all of the provisions of this Agreement, and you knowingly and voluntarily agree to all of the terms set forth in this Agreement; and

(e)           in entering into this Agreement you are not relying on any representation, promise or inducement made by the Company or its attorneys with the exception of those promises described in this document.

6.             Period for Review and Consideration of Agreement:

(a)            You acknowledge that you were informed and understand that you have twenty-one (21) days to review this Agreement and consider its terms before signing it.

(b)           The 21-day review period will not be affected or extended by any revisions, whether material or immaterial, that might be made to this Agreement.

7.             Company Files, Documents and Other Property:  You agree that on or before the Termination Date you will return to the Company all Company property and materials, including but not limited to, (if applicable) personal computers, laptops, fax machines, scanners, copiers, cellular phones, Company credit cards and telephone charge cards, manuals, building keys and passes, courtesy parking passes, diskettes, intangible information stored on diskettes, software programs and data compiled with the use of those programs, software passwords or codes, tangible copies of trade secrets and confidential information, sales forecasts, names and addresses of Company customers and potential customers, customer lists, customer contacts, sales information, sales forecasts, memoranda, sales brochures, business or marketing plans, reports, projections, and any and all other information or property previously or currently held or used by you that is or was related to your employment with the Company (“Company Property”).  You agree that in the event that you discover any other Company Property in your possession after the Termination Date of this Agreement you will immediately return such materials to the Company.

8.             Future Conduct:

(a)           Nondisparagement:  You agree not to make disparaging, critical or otherwise detrimental comments to any person or entity concerning the Company, its officers, directors or employees; the products, services or programs provided or to be provided by the Company; the business affairs, operation, management or the financial condition of the Company; or the circumstances surrounding your employment and/or separation of employment from the Company.  The Company agrees not to make disparaging, critical or otherwise detrimental comments to any person or entity concerning your performance at the Company or the circumstances surrounding your employment and/or separation of employment from the Company.

(b)           Confidentiality of this Agreement:  You agree that you shall not disclose, divulge or publish, directly or indirectly, any information regarding the substance, terms or existence of this

Agreement and/or any discussion or negotiations relating to this Agreement, to any person or organization other than your immediate family and accountants or attorneys when such disclosure is necessary for the accountants or attorneys to render professional services.  Prior to any such disclosure that you may make, you shall secure from your attorney or accountant their agreement to maintain the confidentiality of such matters.

(c)           Disclosures:  Nothing herein shall prohibit or bar you from providing truthful testimony in any legal proceeding or in communicating with any governmental agency or representative or from making any truthful disclosure required, authorized or permitted under law; provided, however, that in providing such testimony or making such disclosures or communications, you will use your best efforts to ensure that this Section is complied with to the maximum extent possible.  Notwithstanding the foregoing, nothing in this Agreement shall bar or prohibit you from contacting, seeking assistance from or participating in any proceeding before any federal or state administrative agency to the extent permitted by applicable federal, state and/or local law.  However, you nevertheless will be prohibited to the fullest extent authorized by law from obtaining monetary damages in any agency proceeding in which you do so participate.

9.             Representations and Governing Law:

(a)           This Agreement sets forth the complete and sole agreement between the parties and supersedes any and all other agreements or understandings, whether oral or written, except the Nondisclosure and Developments Agreement between you and the Company, the Employment Agreement, the Indemnification Agreement between you and the Company [IF APPLICABLE: the terms of the Deferred Compensation Agreement] and the Incentive Stock Option Agreement each of which shall remain in full force and effect in accordance with their respective terms.  This Agreement may not be changed, amended, modified, altered or rescinded except upon the express written consent of both the President of the Company and you.

(b)           If any provision of this Agreement, or part thereof, is held invalid, void or voidable as against public policy or otherwise, the invalidity shall not affect other provisions, or parts thereof, which may be given effect without the invalid provision or part.  To this extent, the provisions and parts thereof of this Agreement are declared to be severable.  Any waiver of any provision of this Agreement shall not constitute a waiver of any other provision of this Agreement unless expressly so indicated otherwise.  The language of all parts of this Agreement shall in all cases be construed according to its fair meaning and not strictly for or against either of the parties.

(c)           This Agreement and any claims arising out of this Agreement (or any other claims arising out of the relationship between the parties) shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts and shall in all respects be interpreted, enforced and governed under the internal and domestic laws of Massachusetts, without giving effect to the principles of conflicts of laws of such state.  Any claims or legal actions by one party against the other shall be commenced and maintained in state or federal court located in Massachusetts, and you hereby submit to the jurisdiction and venue of any such court.

(d)           You may not assign any of your rights or delegate any of your duties under this Agreement.  The rights and obligations of the Company shall inure to the benefit of the Company’s successors and assigns.

10.          Effective Date:  After signing this letter, you may revoke this Agreement for a period of seven (7) days following said execution. The Agreement shall not become effective or enforceable and no payments will be made until this revocation period has expired (“Effective Date”).

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If this letter correctly states the agreement and understanding we have reached, please indicate your acceptance by countersigning the enclosed copy and returning it to me.

Very truly yours,

Acusphere, Inc.

By:
[Insert name of Company Representative]

I REPRESENT THAT I HAVE READ THE FOREGOING AGREEMENT, THAT I FULLY UNDERSTAND THE TERMS AND CONDITIONS OF SUCH AGREEMENT AND THAT I AM KNOWINGLY AND VOLUNTARILY EXECUTING THE SAME.  IN ENTERING INTO THIS AGREEMENT, I DO NOT RELY ON ANY REPRESENTATION, PROMISE OR INDUCEMENT MADE BY THE COMPANY OR ITS REPRESENTATIVES WITH THE EXCEPTION OF THE CONSIDERATION DESCRIBED IN THIS DOCUMENT.

Accepted and Agreed to:

[Insert name of Employee]

Date:

IF YOU DO NOT WISH TO USE THE 21-DAY PERIOD,

PLEASE CAREFULLY REVIEW AND SIGN THIS DOCUMENT

I,                                               , acknowledge that I was informed and understand that I have 21 days within which to consider the attached Severance Agreement and Release, have been advised of my right to consult with an attorney regarding such Agreement and have considered carefully every provision of the Agreement, and that after having engaged in those actions, I prefer to and have requested that I enter into the Agreement prior to the expiration of the 21 day period.

Dated:	:
Name

Dated:
Witness: